EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Nannaco, Inc. of our report dated January 20, 2005 on the financial statements of Nannaco, Inc. as of September 30, 2004 and 2003 and for the years then ended.

/s/ Salberg & Co., P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 7, 2005